Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference of our firm under the caption “Experts” and to the use of our reports dated May 15, 2020, with respect to the consolidated financial statements of Linx S.A. incorporated by reference in the Registration Statement (Form F-4) and related Prospectus of StoneCo Ltd. for the registration of shares of its class A common stock.

/s/ ERNST & YOUNG Auditores Independentes S.S.

São Paulo, Brazil

October 1, 2020